Exhibit 99.1

AZZ incorporated Reports Results for the Fourth Quarter and Fiscal Year 2011, and Dividend Declared

Contact:	Dana Perry, Senior Vice President – Finance and CFO
AZZ incorporated 817-810-0095
Internet: www.azz.com

Lytham Partners 602-889-9700
Joe Dorame or Robert Blum
Internet: www.lythampartners.com

April 7, 2011 – FORT WORTH, TX - AZZ incorporated (NYSE:AZZ), a manufacturer of electrical products and a provider of galvanizing services, today announced unaudited financial results for the three and twelve-month periods ended February 28, 2011, which includes the acquisition of North American Galvanizing & Coatings, Inc. (“North American Galvanizing”) effective June 14, 2010. Revenues for the fourth quarter were $100.7 million compared to $84.9 million for the same quarter last year, an increase of 19 percent. Net income for the fourth quarter was $9.2 million, or $0.73 per diluted share, compared to net income of $8.0 million, or $0.64 per diluted share, in last year’s fourth fiscal quarter.

For the twelve-month period, the Company reported revenues of $380.6 million compared to $357.0 million for the comparable period last year, an increase of 7 percent.  Net income for the twelve months was $35 million, or $2.77 per diluted share, compared to $37.7 million, or $3.02 per diluted share in the comparable period of last year.  For the current twelve months, expenses related to the acquisition of North American Galvanizing adversely impacted earnings per diluted share by $0.10.

Backlog at the end of our fourth quarter was $108.4 million. Backlog at the end of the fourth quarter of Fiscal 2010 was $109.9 million.  Incoming orders for the fourth quarter were $107.4 million while shipments for the quarter totaled $100.7 million, resulting in a book to ship ratio of 107 percent. The company will deliver 34 percent of the $108.4 backlog outside of the U.S.

Revenues for the Electrical and Industrial Products Segment for the fourth quarter of Fiscal 2011 were $43.6 million as compared to $48.9 million for the same quarter last year, a decrease of 11 percent.  Operating income for the segment decreased 26 percent to $6.7 million compared to $9.1 million in the same period last year.  Operating margins for the fourth quarter were 15 percent compared to 19 percent in the same period last year. For the twelve months ending February 28, 2011, revenues decreased 20 percent to $162.6 million and operating income decreased 34 percent to $27.1 million compared to $203.5 million and $40.8 million, respectively, in the prior year period.  Operating margins for the twelve months ending February 28, 2011 was 17 percent compared to 20 percent in the same period last year.

AZZ Fourth Quarter – Fiscal Year 2011
April 7, 2011

Revenues for the Company’s Galvanizing Service Segment for the fourth quarter were $57.1 million, compared to the $36.0 million in the same period last year, an increase of 59 percent.  The acquisition of North American Galvanizing accounted for $16.4 million of the increase in revenues.  Operating income was $14.8 million as compared to $9.2 million in the prior year period, an increase of 61 percent. The acquisition of North American Galvanizing contributed $4.2 million of the operating income. Tonnage shipped increased 52 percent for the fourth quarter of fiscal 2011 when compared to the prior year period. Operating margins for the fourth quarter were 26 percent, compared to 26 percent in the same period last year. For the twelve months of Fiscal 2011, revenues increased 42 percent to $218 million and operating income increased 27 percent to $57 million compared to $153.6 million and $44.8 million, respectively, for the twelve months of the prior year.  Operating margins were 26 percent compared to 29 percent in the prior year period.  The contribution to the twelve months from the acquisition of North American Galvanizing was $49.7 million in revenues and $12.2 million in operating income.

David H. Dingus, president and chief executive officer of AZZ incorporated, commented, “The fourth quarter incoming order rate again reflects what we believe to be the leveling off of our business cycle, and we are beginning to see modest increases in our inquiry and quotation levels for the Electrical and Industrial Products Segment and growth in our Galvanizing Services Segment.  The book to ship of the quarter of 107 percent is encouraging considering the fact that our fourth quarter is traditionally our weakest quarter for incoming orders.  While the opportunities are increasing, pricing remains a challenge due to competitive forces and increased cost of commodities.  We believe this will continue through most of our new fiscal year. We continue to be very pleased with the positive impact and the successful assimilation of North American Galvanizing.  Organic growth in galvanizing combined with acquisition growth is most encouraging to us. The markets for our galvanizing services continue to show improvement.  Our efforts to identify additional product and market opportunities that will add growth and enhance our strategic position continue.”

Based upon the evaluation of information currently available to management, the Company’s issued projections for Fiscal 2012, that revenues would be in the range of $425 to $450 million and that fully diluted earnings per share would be in the range of $2.70 to $3.05, remains unchanged. Our guidance does include the increased interest expense of $0.34 per diluted share associated with the $125 million of Senior Private Placement Notes issued on January 20, 2011.

AZZ incorporated will conduct a conference call to discuss financial results for the fourth quarter and fiscal year 2011 at 4:30 P.M. ET on Thursday, April 7, 2011.  Interested parties can access the conference call by dialing (877) 317-6789 or (412) 317-6789 (international). The call will be web cast via the Internet at www.azz.com/azzinvest.htm.   A replay of the call will be available for three days at (877) 344-7529 or (412) 317-0088 (international), confirmation #449698, or for 30 days at www.azz.com/azzinvest.htm.

Additionally, the Company announced that the Board of Directors, at its regularly scheduled quarterly meeting, declared a 25 cents per share cash dividend on the Company’s common stock outstanding.  The dividend will be paid at the close of business on May 6, 2011, to shareholders of record on April 21, 2011.

AZZ incorporated is a specialty electrical equipment manufacturer serving the global markets of power generation, transmission and distribution and industrial, as well as a leading provider of hot dip galvanizing services to the steel fabrication market nationwide.

Certain statements herein about our expectations of future events or results constitute forward-looking statements for purposes of the safe harbor provisions of The Private Securities Litigation Reform Act of 1995. You can identify forward-looking statements by terminology such as, “may,” “should,” “expects, “ “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” “continue,” or the negative of these terms or other comparable terminology. Such forward-looking statements are based on currently available competitive, financial and economic data and management’s views and assumptions regarding future events. Such forward-looking statements are inherently uncertain, and investors must recognize that actual results may differ from those expressed or implied in the forward-looking statements. This release may contain forward-looking statements that involve risks and uncertainties including, but not limited to, changes in customer demand and response to products and services offered by AZZ, including demand by the electrical power generation markets, electrical transmission and distribution markets, the industrial markets, and the hot dip galvanizing markets; prices and raw material cost, including zinc and natural gas which are used in the hot dip galvanizing process; changes in the economic conditions of the various markets that AZZ serves, foreign and domestic, customer request delays of shipments, acquisition opportunities, currency exchange rates, adequacy of financing, and availability of experienced management employees to implement AZZ’s growth strategy. AZZ has provided additional information regarding risks associated with the business in AZZ’s Annual Report on Form 10-K for the fiscal year ended February 28, 2010 and other filings with the SEC, available for viewing on AZZ’s website at www.azz.com and on the SEC’s website at www.sec.gov.  You are urged to consider these factors carefully in evaluating the forward-looking statements herein and are cautioned not to place undue reliance on such forward-looking statements, which are qualified in their entirety by this cautionary statement. These statements are based on information as of the date hereof and AZZ assumes no obligation to update any forward-looking statements, whether as a result of new information, future events, or otherwise.

---Financial tables on the following page---

AZZ Fourth Quarter – Fiscal Year 2011
April 7, 2011

AZZ incorporated
Condensed Consolidated Statement of Income
(in thousands except per share amounts)

	Three Months Ended		Twelve Months Ended
	February 28, 2011	February 28, 2010	February 28, 2011	February 28, 2010
	(unaudited)	(unaudited)	(unaudited)	(unaudited)

Net sales	$100,686	$84,863	$380,649	$357,030
Costs and Expenses:
Cost of Sales	73,303	61,232	273,007	247,384
Selling, General and Administrative	11,222	9,665	46,645	43,417
Interest Expense	2,484	1,692	7,731	6,838
Net (Gain) Loss on Sales or Insurance Settlement of Property, Plant and Equipment	(24)	25	(75)	(93)
Other (Income)	(598)	(435)	(1,617)	(899)
	$86,387	$72,179	$325,691	$296,647

Income before income taxes	$14,299	$12,684	$54,958	$60,383
Income Tax Expense	5,074	4,718	19,995	22,655
Net income	$9,225	$7,966	$34,963	$37,728
Net income per share
Basic	$.74	$.64	$2.81	$3.07
Diluted	$.73	$.64	$2.77	$3.02

Diluted Average Shares Outstanding	12,632	12,497	12,601	12,476

Segment Reporting
(in thousands)

	Three Months Ended		Twelve Months Ended
	February 28, 2011	February 28, 2010	February 28, 2011	February 28, 2010
	(unaudited)	(unaudited)	(unaudited)	(unaudited)

Net Sales:
Electrical and Industrial Products	$43,620	$48,881	$162,600	$203,457
Galvanizing Services	57,066	35,982	218,049	153,573
	$100,686	$84,863	$380,649	$357,030

Segment Operating Income:
Electrical and Industrial Products	$6,738	$9,088	$27,072	$40,803
Galvanizing Services	14,830	9,209	56,965	44,843
Total Segment Operating Income	$21,568	$18,297	$84,037	$85,646

AZZ Fourth Quarter – Fiscal Year 2011
April 7, 2011

Condensed Consolidated Balance Sheet
(in thousands)

	February 28, 2011	February 28, 2010
	(unaudited)	(unaudited)

Assets:
Current assets	$284,019	$207,453
Net property, plant and equipment	125,362	87,364
Other assets, net	157,144	87,144
Total assets	$566,525	$381,961

Liabilities and shareholders’ equity:
Current liabilities	$58,186	$43,628
Long term debt due after one year	225,000	100,000
Other liabilities	27,321	10,467
Shareholders’ equity	$256,018	$227,866
Total liabilities and shareholders’ equity	$566,525	$381,961

Condensed Consolidated Statement of Cash Flows
(in thousands)

	Twelve Months Ended
	February 28, 2011	February 28, 2010
	(unaudited)	(unaudited)

Net cash provided by (used in) operating activities	$42,085	$82,588
Net cash provided by (used in) investing activities	$(120,266)	$(18,513)
Net cash provided by (used in) financing activities	$106,089	$(1,014)
Effect of exchange rate changes on cash	$(125)	$(12)
Net increase (decrease) in cash and cash equivalents	$27,783	$63,049
Cash and cash equivalents at beginning of period	$110,607	$47,558
Cash and cash equivalents at end of period	$138,390	$110,607

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